EXHIBIT 11.3

EMPLOYMENT AGREEMENT WITH CLINTON H. HOWARD

Exhibit 11.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between ROYAL BODYCARE, INC., a Nevada corporation (the “Company”), acting through its Board of Directors, and CLINTON H. HOWARD, an individual residing at 3917 Fox Glen Drive, Irving, Texas (the “Executive”).

WHEREAS, the Executive is currently employed by the Company as its Chairman and Chief Executive Officer;

WHEREAS, the Company, acting through its Board of Directors, desires to continue to employ the executive, and the Executive desires to continue to be employed by the Company upon the terms and conditions set forth herein; and,

WHEREAS, the Executive founded the Company and personally invested all of the initial capital during the first four years in business, and has contributed extraordinary support to the Company in the form of debt guarantees that the Company does not want to leave Executive responsible for any longer than necessary and in no event not beyond the end of his employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 “Annual Base Salary” shall refer to the base salary paid to executive each year set forth in Paragraph 4.1 with the inclusion of any increase provided for in Paragraph 4.1 after the first year.

1.2 “Board” means the Board of Directors of Royal Bodycare, Inc..

1.3 “Cause” refers to misconduct by Executive in the form of or as reflected by (i) conviction of a felony or crime of moral turpitude, (ii) a knowing and willful violation of this Agreement that continues after reasonable opportunity to correct or cure the offending course of conduct (with a presumption that written notice and at least thirty (30) days time to cure will be the minimum necessary to be reasonable); or, (iii) willful engagement in a course of conduct that intentionally causes demonstrable, material harm to the Company. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” if the Executive’s course of conduct was undertaken in good faith and in a manner that the Executive reasonably believed was in the best interest of the Company.

Page 1	Initials

1.4 “Change in Control” means the occurrence of any one or more of the following:

(i) any person (as defined under Sections 13(d) and 14(d) of the Securities Exchange Act (the “Act”) or entity other than Executive becomes the “Beneficial Owner” as defined in Rule 13d-3 of the Act of securities of the Company representing fifty percent (50%) or more of the total voting power over the Company’s then outstanding securities;

(ii) a change in the composition of the Board of Directors in place on the Effective Date of this Agreement (the “Incumbent Board”) whereby the members of the Incumbent Board no longer represent a two thirds (2/3rds) voting majority of the persons on the Board of Directors; except, however, that a change in a Board member will not count under this provision if Executive agrees in advance in writing that the change of that particular Board member will not count;

(iii) the Company sells or disposes of all or substantially all of its assets to any person, other corporation, or other legal entity or the shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of the Company in a majority;

(iv) the Company is merged, consolidated or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities or other units of the surviving corporation or other legal entity are held in the aggregate by the holders of the voting securities of the Company immediately prior to such transaction; or,

(v) another event occurs that the Board deems to be a change in the control of Company.

1.5 “Confidential Information” shall refer to any internal information that the Company took reasonable steps to maintain as confidential and that is not generally known in the relevant trade or industry, that is or was obtained by Executive from the Company or its predecessors in confidence or was developed, conceived, originated or prepared in the course of confidential activities of Executive on behalf of Company, or that otherwise qualifies as a trade secret of Company. Information shall not be considered “Confidential Information” if it is publicly available due to no fault of Executive.

Page 2	Initials

1.6 “Competitive Business” shall refer to multi-level marketing of nutritional supplements or other products or services that would displace the products or services of Company that were being sold by Company or that were under development by Company during Executive’s employment with Company.

1.7 “Date of Termination” shall mean the date specified in the Notice of Termination for the end of Executive’s employment, the date the Term under this Agreement ends, or the date of Executive’s death, whichever comes first. Except for termination upon death or expiration of the Term of this Agreement, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected). The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

1.8 “Effective Date” shall mean the date of execution by the last of the two parties to execute this Agreement as indicated by the dates in the signature block at the end of this Agreement.

1.9 “Term” shall mean a time period that begins on the Effective Date of this Agreement and ends on December 31, 2008.

1.10 “Good Reason” for Executive to terminate employment under this Agreement shall mean:

(i) a breach of this Agreement by Company that remains uncured thirty (30) days after written notice from Executive;

(ii) the assignment to the Executive of any duties materially different from those contemplated by Section 3 hereof, a requirement that Executive be based in an office more than fifteen (15) miles away from Company’s present office, or any limitation of the powers of the Executive in any respect not contemplated by Section 3 hereof;

(iii) any removal or failure by management to nominate, or, if nominated, by the shareholders to re-elect, the Executive to the Board, except in connection with termination of the Executive’s employment for Cause or by reason of death or disability;

(iv) any removal or failure by the Board to reappoint the Executive as a member of the Executive Committee, if established, or any comparable

Page 3	Initials

committee of the Board that is instrumental in the direction and control of the Company’s operations, except in connection with termination of the Executive’s employment for Cause or by reason of death or disability;

(v) a material reduction in the Executive’s Annual Base Salary, or a material reduction of other benefits unless the reduction in other benefits is part of a change in a benefit plan that is equally applicable to all participating executives;

(vi) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement;

(vii) the failure to provide an appropriate staff (meaning one experienced administrative assistant or secretary that reports to Executive and such other general assistance as may be reasonably expected from other executives of the Company as is consistent with the duties of their positions) to assist the Executive in the performance of his duties;

(viii) the insolvency or filing of a bankruptcy petition by the Company; or,

(ix) upon the occurrence of a Change of Control of the Company.

1.11 “Company Guarantees” refers to any ongoing debts (past, present, or future) of the Company or similar obligations undertaken on behalf of the Company that Executive is an obligor or guarantor on; provided, however, that this definition will not apply to any debts that Company has written proof (satisfactory to Executive) that Executive has been released from his obligations on.

1.12 “Noncompetition Period” shall mean a period of two (2) years after Executive’s employment with Company is terminated or for as long as Executive is receiving payments under Paragraph 16.2 of this Agreement whichever is longer.

1.13 “Notice of Termination” shall refer to a written document stating a party’s intent to terminate the employment relationship. A “Notice of Termination” from Company shall indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and the anticipated date of termination.

1.14 The calculation of “at least three-quarters (3/4) of all members of the Board” as used in this Agreement shall mean at least three-fourths (3/4) of the

Page 4	Initials

Board members eligible to vote. If the number of persons needed to constitute three-fourths (3/4) of the members of the Board results in a fraction then the number of votes needed will be rounded up so that the vote of one additional person will be required to reach the “at least three quarters (3/4) of the Board” standard.

1.15 “Severance Payment” is a payment of money to Executive that is equal to the greater of:

(i) two times the value of Executive’s total compensation for the immediately preceding twelve-month period, or

(ii) the value of Executive’s total compensation for the preceding twelve-month period multiplied by the number of years (or fraction thereof) remaining until the expiration of the Term. The value of Executive’s total compensation shall be calculated based on the Annual Base Salary plus bonuses paid to Executive (with a pro rata apportionment for any unpaid bonus through the termination date) plus the estimated cost to Executive to continue or cover existing benefits.

1.16 “Pre-tax Income” shall mean earnings (loss) from continuing operations before income taxes.

1.17 “PTO” shall mean paid time off under Company policy and is considered a benefit.

2. Employment. Executive shall be employed by Company under the terms of this Agreement for the period of the Term unless employment is terminated earlier pursuant to Section 8 of this Agreement.

3. Duties and Responsibilities. Executive will: (a) hold the position of Chief Executive Officer (or such other title as Executive shall agree to in advance in writing), (b) perform duties consistent with such position, and (c) devote his full working time and effort to performance of his duties in this position. The foregoing is not intended to preclude the Executive from noncompetitive activities he may chose to pursue in his sole discretion such as service on corporate, trade association, civil, religious or charitable boards or committees, noncompetitive personal investments or other activities that do not materially interfere with the performance of the Executive’s duties hereunder. Executive shall not be required to relocate or conduct the Company’s business outside the Dallas, Texas metropolitan area in order to perform his duties under this Agreement.

4. Compensation.

4.1 Annual Base Salary. Company shall pay to Executive an Annual Base Salary at the rate of two hundred eighty-five thousand dollars ($285,000) per year for the remainder of the calendar year 2003 beginning on the Effective Date and

Page 5	Initials

for all of calendar year 2004, less any required withholdings. After the calendar year 2004, the Annual Base Salary shall be increased at the rate of 5% each year if in the preceding year the Company generated a Pre-tax Income (in accordance with generally accepted accounting principles) of at least two hundred fifty thousand dollars ($250,000). In no event shall the Annual Base Salary be reduced below a base of two hundred eighty-five thousand dollars ($285,000) as long as Executive remains a guarantor on any Company debts unless agreed to in writing by Executive. All such compensation shall be paid bi-weekly or at such other regular intervals, not less frequently than monthly, as the Company may establish from time to time for executive employees of the Company, and shall be subject to any withholdings that are legally required or agreed to by the parties.

4.2 Bonus. In addition to the compensation set forth in Section 4.1 above, the Executive shall continue to be awarded a bonus for each calendar year of his employment hereunder in an amount equal to 2% of the Pre-tax Income of the Company that exceed two hundred and fifty thousand dollars ($250,000). Executive shall be eligible for additional bonuses at the discretion of the Board.

5. Expenses.

5.1 General. The Company shall pay for all legal and accounting fees and expenses incurred by the Executive in connection with the structuring, negotiation, and preparation of this Agreement. The Company shall reimburse the Executive for all reasonably substantiated, out-of-pocket expenses incurred by Executive in the conduct of the business of the Company consistent with Company policies then in effect.

5.2 Termination Expenses Prior to Change of Control. Unless the provisions of Section 5.3 below shall apply, the Company shall reimburse the Executive for all legal fees and related expenses (including the costs of experts, evidence and counsel) paid by the Executive as a result of (i) the termination of Executive’s employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, (iii) the Executive’s hearing before the Board as contemplated in Section 8.3 of this Agreement or (iv) any action taken by the Company against the Executive; provided, however, that the Company shall reimburse the legal fees and related expenses described in this Section 5.2 only if and when a final judgment has been rendered in favor of the Executive and all appeals related to any such action have been exhausted.

5.3 Termination Expenses Upon or After Change of Control. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (i) the termination of Executive’s employment (including all such fees

Page 6	Initials

and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, (iii) the Executive’s hearing before the Board as contemplated in Section 8.3 of this Agreement, or (iv) any action taken by the Company against the Executive, unless and until such time that a final judgment has been rendered in favor of the Company and all appeals related to any such action have been exhausted; provided, that the circumstances set forth above occurred on or after a Change in Control of the Company.

6. Benefits. The Executive shall be entitled to the following benefits:

6.1 Stock Option. Participation in the Company’s Stock Option Plan (in accordance with Appendix A) and any other stock options made available to officers of the Company on terms no less favorable than those offered to other officers except as required by law;

6.2 Insurance. Participation in any health insurance, group life insurance or other welfare benefit programs made generally available to officers of the Company that Executive is qualified to participate in;

6.3 Vacation. A minimum of 3 weeks of paid vacation each year, to be taken at such times that are consistent with the reasonable business needs of the Company subject to and in accordance with any paid time off (“PTO”) policy of the Company generally applicable to officers;

6.4 Company Car. The Company shall continue to provide Executive with a Company Car consistent with such policies as may be established by the Company;

6.5 Country Club Dues. The Company shall pay one-half of the dues owed by the Executive, if any, for Company memberships in the Las Colinas Country Club or such clubs as determined in the future by the Board; and,

6.6 Benefit Plans. The Company shall provide for Executive’s participation in any other benefit plans provided to executives of the Company on terms no less favorable than those offered to the other executives, to the extent Executive is qualified to participate.

7. Indemnification. No less than the Indemnification Agreement currently in effect by and between the Company and the Executive shall remain in full force and effect throughout the term of this agreement and the pendency of any debts upon which Executive remains a guarantor. A copy of this Indemnification Agreement shall hereby be attached to this Agreement as Appendix B.

Page 7	Initials

8. Termination of Employment.

8.1 Disability. If the Executive shall fail to render the services contemplated by this Agreement for one hundred twenty (120) consecutive days because of physical or mental illness or incapacity, the Board may determine by an affirmative vote of at least three-quarters (3/4) of all members of the Board eligible to vote, on the basis of the advice of a Board-selected physician, that the Executive is unable to perform due to disability. In such an event, a notice of disability determination by the Board will be delivered to the Executive in writing. Executive may then either (a) accept the determination or (b) challenge the determination. Acceptance of the Determination. If Executive elects not to challenge this determination within thirty (30) days of receipt of the written determination and does not return to the performance of his duties within such time pursuant to a release from said physician, then the determination shall become final and Executive’s employment may be terminated for disability. Challenge to the Determination. Executive shall give Company notice within thirty (30) days after receipt of the initial determination if he intends to pursue his own, independent evaluation and shall be allowed such time as is reasonably necessary (but not less than 30 days) for such an evaluation. If the physician selected by him disagrees with the opinion of the Company’s physician then the two physicians shall select a neutral third physician to evaluate the Executive. The neutral third physician’s evaluation shall be conducted as expeditiously as possible under the circumstances and shall be considered binding. If the neutral third physician finds Executive to be disabled then Company shall so notify Executive in writing and if Executive does not return to the performance of his duties pursuant to a release from the physician within thirty (30) days after he receives notice of such determination then Executive’s employment may be terminated for disability. In the event that Executive fails to return to the performance of his duties such that a termination is in order under the foregoing provisions, then the Board shall issue a Notice of Termination identifying the termination date in accordance with Section 9 below. The parties will cooperate reasonably in any examination process necessary for a physician’s evaluation under this Section. Executive will bear the cost (to the extent not otherwise covered by insurance) of his own independent medical evaluation, if any, undertaken by him for the specific purpose of challenging a disability determination. The Company shall bear the expense of all other medical evaluations necessary under this Section. Accommodation. Notwithstanding the foregoing, (i) in no event shall Executive’s employment be terminated due to disability if he is able to perform the essential functions of his position with the help of a reasonable accommodation as required by law, (ii) Executive’s earned PTO benefits will remain in effect and be payable consistent with Company policy.

8.2 Death. Except as otherwise provided in this Agreement, if the Executive dies during the term of this Agreement, Executive’s employment under this Agreement shall be deemed to have terminated as of the date of death of the

Page 8	Initials

Executive. The Agreement will remain in effect with respect to monies, accumulated PTO compensation, or benefits due and owing to Executive, including stock options subject to the terms of the applicable stock option plan, that may by their terms remain due and payable. Any payments shall be paid to Executive’s estate or as otherwise directed by the person lawfully designated as the representative of Executive’s estate.

8.3 For Cause. Company may terminate the employment of Executive under this Agreement for Cause upon written notice to Executive that complies with Section 9 and the remainder of this Section. In order to be effective, a Notice of Termination for Cause must be in the form of a resolution of the Board adopted by an affirmative vote of at least three-quarters (3/4) of all members of the Board eligible to vote. Prior to any such resolution, there must be a due process Board meeting where Executive, together with counsel of his choosing, is allowed a full and fair opportunity to present his position, present witnesses or evidence, and rebut any allegations made against him, unless Executive elects to waive the hearing in writing. Executive must be presented with a full written statement of the alleged grounds for the proposed Cause termination at least thirty (30) days prior to the due process hearing. The aforementioned due process hearing procedure will not be necessary if Executive is terminated for Cause due to conviction of a felony. The foregoing shall not be Executive’s exclusive remedy or procedure for redress and all rights to pursue a claim for breach of contract by either party in a court of law shall be preserved.

8.4 For Good Reason. The Executive may terminate his employment under this Agreement if a Good Reason event occurs at any time after such event occurs. Where possible, Executive will provide a Notice of Termination to the Board at least thirty (30) days prior to ending his active service.

9. Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written Notice of Termination to the other party hereto. Except in the event of termination due to death, under no circumstances will the Notice of Termination by the Company provide for a termination date that is less than thirty (30) days from the date Executive is given notice.

10. Payments During a Disputed Termination. During any investigation based on a charge of Cause, or the pendency of any dispute over termination that delays the termination date, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments under any bonus or incentive compensation plan) and continue the Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Agreement. If it is finally determined by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having

Page 9	Initials

expired and no appeal having been perfected), that the Executive was terminated for proper cause, the Executive shall promptly remit to the Company the amount of any cash payments and the value of any non-cash benefits paid received by him to which the Executive would not otherwise have been entitled had the termination gone forward unchallenged.

11. Compensation Upon Termination.

11.l Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his Annual Base Salary and benefits until his employment is terminated pursuant to Section 8 hereof, together with the average pro rata bonus payable pursuant to Paragraph 4.2. If the Executive’s employment shall be terminated by reason of the Executive’s disability, the Company will continue to pay the Executive 50% of the Executive’s then current Annual Base Salary for the balance of the Term of this Agreement (through December 31, 2008) after payment of unused PTO remaining at the date of termination. The Company’s payment obligations under Paragraphs 7 and 16.2 shall remain in effect in accordance with their terms.

11.2 Death. Upon termination due to death, Company shall pay to Executive or his estate all compensation and other benefits (including, but not limited to, stock or stock options) earned through the date of his death. The Company shall thereafter have no further payment obligations to the Executive under this Agreement upon Executive’s death other than any that may be required by Paragraph 7.

11.3 For Cause. If the Executive’s employment shall be terminated for Cause, the Executive shall be paid the Executive’s Annual Base Salary through the Date of Termination plus any vested benefits that are earned and must be paid under applicable law. The Company’s payment obligations under Paragraphs 7 and 16.2 shall remain in effect in accordance with their terms.

11.4 Other Than for Cause. If the Executive’s employment shall be terminated by the Company for a reason other than (i) Cause or (ii) death or disability, the Executive shall be paid the Executive’s Annual Base Salary, plus the average pro rata bonus payable pursuant to Paragraph 4.2 through the remainder of the Term, plus the Severance Payment. The aforesaid amount shall be payable, either (i) in full immediately upon such termination or (ii) semi-monthly over a time period equal to the remainder of the Term, at Company’s option. In addition, the Executive shall (i) have the right to exercise any options to purchase shares of the Company’s capital stock granted to the Executive and the vesting on any pending options shall be accelerated so as to make all such options immediately vested and (ii) retain any shares of the Company’s stock awarded to the Executive despite any restrictions that might otherwise cause the forfeiture or delay of rights in such stock. The Company’s payment obligations under Paragraphs 7, 12, and 16.2 shall remain in effect in accordance with their terms.

Page 10	Initials

11.5 For Good Reason. If the Executive’s employment shall be terminated by the Executive for Good Reason, the Executive shall be paid the Executive’s Annual Base Salary, plus the average pro rata bonus payable pursuant to Paragraph 4.2 through the Date of Termination, plus the Severance Payment. In addition, the Executive shall (i) have the right to exercise any options to purchase shares of the Company’s capital stock granted to the Executive and the vesting on any pending options shall be accelerated so as to make all such options immediately vested and (ii) retain any shares of the Company’s stock awarded to the Executive despite any restrictions that might otherwise cause the forfeiture or delay of rights in such stock. The Company’s payment obligations under Paragraphs 7, 12, and 16.2 shall remain in effect in accordance with their terms.

11.6 Retirement . Notwithstanding any other provision of this Agreement, Executive shall at all times retain the right to retire at his discretion and thereby terminate his employment by giving the Company ninety (90) days advance notice that he is exercising such right. In the event of a retirement, Executive shall (i) be entitled to receive all benefits payable to him under the Company’s retirement or other benefit plans, (ii) payment of his Annual Base Salary and benefits at the last rate paid through his last day of active employment and all benefits of continued employment through such date, and (iii) payment of a pro rata portion of bonus payable under Paragraph 4.2 calculated through his last day of active employment. The Company’s payment obligations under Paragraphs 7, 12, and 16.2 shall remain in effect in accordance with their terms. In the event that there is an intervening cause for termination of Executive’s employment under Paragraph 8.4 above after he gives notice of intent to retire then Executive may go forward with a termination for Good Reason and be compensated in accordance with Paragraph 11.5 regarding termination for Good Reason.

11.7 No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 11 be reduced by any compensation earned by him as the result of employment by, or any services provided to, another employer (whether or not a successor to the Company) or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in this Section 11.

11.8 Gross Up. If the Executive is liable for the payment of any excise tax (the “Basic Excise Tax”) because of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision, with respect to any payments or benefits received or to be received from the Company or its affiliates, or any successor to the Company or its affiliates, whether provided under this Agreement or otherwise, the Company shall pay the Executive an amount (the “Special Reimbursement”) which, after payment by the

Page 11	Initials

Executive (or on the Executive’s behalf) of any federal, state and local taxes applicable thereto, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax.

12. Release of Guarantees Upon Termination. Upon termination of Executive’s employment by the Company other than for Cause, death or disability, or by Executive for Good Reason, Company shall provide to Executive within a reasonable period of time (which shall be presumed to be not more than thirty days) written evidence reasonably satisfactory to Executive providing for the full, unconditional release of all Company Guarantees upon which he is an obligor. The release of Executive from guarantee status on debts of the Company shall include, but will not be limited to, all of those obligations listed in Appendix C. Company represents and agrees that it has conducted a diligent search and used its best effort to identify on Appendix C all debts and obligations of the Company (or debts of Executive incurred on behalf of the Company in the pursuit of Company’s business) upon which Executive bears any continuing obligation, guarantee or payment responsibility. Nothing herein shall be construed so as to relieve or circumvent any obligations created by the Indemnification Agreement or any liens related to same benefiting Executive (such as but not limited to the Deed of Trust dated March 16, 1991) (Appendix B) (Indemnification and Deed of Trust) which shall remain in effect in accordance with their terms unless otherwise agreed in writing. No purported termination of Executive’s employment by Company, other than for Cause, death, or disability shall be effective unless (i) Executive has been furnished the written evidence of Executive’s release from guarantees and other obligations provided for above, or (ii) a payment of money is made to Executive that is sufficient (after taxes) to cover a pay-off of all of the Company Guarantees and any fees or charges that would be related to such a pay-off. This paragraph shall apply to all Company Guarantees upon which Executive is now, or may in the future, become an obligor.

13. Confidential Information. The Executive acknowledges that he has been and will be exposed to Confidential Information of the Company in the course of employment. The Executive will hold in a fiduciary capacity for the benefit of the Company all such Confidential Information obtained by the Executive during his employment with the Company and will not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior consent, use, publish, disseminate, or otherwise disclose any of such Confidential Information to any individual or entity other than the Company or its employees, except as required in the performance of his duties for the Company. The Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

14. Return of Documents. All writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company or where used by Executive in communications with the Company to protect or pursue his rights under this Agreement or applicable law.

Page 12	Initials

15. Noncompete. The Executive Agrees that:

15.1 Terms. At all times during which the Executive is employed by the Company, the Executive agrees to conduct all businesses in which the Company is engaged through the Company. In addition, if Executive terminates his employment hereunder without Good Reason or the Company terminates Executive’s employment hereunder for Cause, then for the Noncompetition Period the Executive shall not within the United States, directly or indirectly, engage in, or own, invest in, manage or control any Competitive Business. Nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in conducting the business of such corporation or other entity.

15.2 Enforcement. If, at the time of enforcement of this Section 15, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions.

16. Assignment and Consulting Obligations.

16.1 Assignment and Consulting Obligations of Executive. In exchange for the payments and other benefits provided for in this Agreement, Executive:

(i) assigns to Company all right and interest that he holds, or may hold, related to or flowing from Patent Application Number 10/116,371 dated 04/04/2002 (see Appendix D) and releases any claim contrary to Company receiving all of the rights and benefits of the use of the aforementioned patent;

(ii) agrees that, at Company’s request, he will execute such assignments, certificates or other instruments as Company may from time to time deem reasonably necessary or desirable to evidence, establish, maintain, protect, enforce or defend Company’s rights to the patent referred to above;

(iii) agrees to make himself reasonably available at mutually agreeable times and places to answer questions regarding the historical operations of the Company, and to provide consultation and advice on future operations of the Company, for a period of five (5) years beginning on the date Executive’s employment with the Company is terminated;

Page 13	Initials

(iv) for five (5) years beginning on the date Executive’s employment with Company is terminated, agrees to serve as chairman emeritus or in a similar capacity whereby his name and status as founder of the Company may be used for the benefit of the Company if the Company so elects; and, Executive further agrees that for a time period of five (5) years from the termination of his employment, Executive will not consent or agree to the use of his name or likeness for the benefit of any Competing Business;

(v) provided, however, that the obligations of parts (iii) and (iv) above shall not apply if Executive’s employment is terminated without his consent by the Company.

16.2 Supplemental Consulting and Related Payments. Except as otherwise provided below in this Paragraph, as additional consideration for this Agreement and for the items covered in this Section, upon termination of Executive’s employment with Company for any reason other than death, Company shall pay to Executive a sum equal to fifty percent (50%) of Executive’s Annual Base Salary each year for five (5) consecutive years. This sum will be divided into substantially-equal monthly installments paid to Executive each month beginning on the first day of the month that immediately follows the date Executive’s employment is terminated. The above referenced payment amount will be reduced to twenty five percent (25%) of Executive’s Annual Base Salary (i) if or when all of the Company Guarantees (including but not limited to any and all listed in Appendix C) have been satisfied or released and Executive is provided written verification satisfactory to him showing that he is no longer obligated on any such debts, or (ii) if his employment is terminated due to disability. If Executive’s employment is terminated by Company for Cause and all of the debts upon which he is a guarantor have been released, then there shall be no payment obligations under this Paragraph. If Executive is terminated for Cause, and he has not been released from all of his obligations on the Company Guarantees, then the above referenced supplemental consulting and related payments shall be reduced to twenty-five percent (25%) of Executive’s Annual Base Salary for the five (5) years or until the Company Guarantees are released, whichever is sooner.

17. Remedies. The parties hereto agree that both the Company and the Executive would suffer irreparable harm from a breach by the other party of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by either party of any of the provisions of this Agreement, the other party may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Page 14	Initials

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior employment negotiations, understandings and agreements. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit, impair, override, supersede or adversely impact in any manner any provisions of any specific written stock option plans or other agreements between the Company and the Executive granting or awarding to Executive common shares or other shares of capital stock or other securities of the Company or any options or other rights to acquire the same, or providing for the indemnification of Executive by the Company, or providing for insurance coverage protecting Executive against loss. Instead, this Agreement shall be read to supplement any such prior agreements. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change. Headings are provided for ease of reference only and are not intended to alter or add substance to any provision of this Agreement.

20. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

21. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when given by telex, telegram or mailgram, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

22. Survival. This Agreement contemplates numerous continuing obligations of the parties that will survive by their terms beyond the termination of Executive’s employment under this Agreement, and such provisions shall survive termination of Executive’s employment and the expiration of the Term of this Agreement in accordance with their terms. These surviving obligations include, but are not limited to, certain obligations in Sections 7, 12, 15, and 16.

23. Severability. If any provision in this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

Page 15	Initials

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last indicated below.

ROYAL BODYCARE, INC.

By:	/s/ Wayne R. Holbrook
Name: Wayne R. Holbrook
Title: President
Date: November 20, 2003

EXECUTIVE:

/s/ Clinton H. Howard Clinton H. Howard

Date:	November 20, 2003

Page 16	Initials

Appendix A

STOCK AND STOCK OPTION

RELATED AGREEMENTS AND PLANS

The Royal BodyCare, Inc. 2003 Stock Incentive Plan is hereby incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed September 29, 2003.

APPENDIX B

INDEMNIFICATION AGREEMENT

AND

DEED OF TRUST

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made to be effective as of the 16th day of March, 2001 (the “Effective Date”), by Royal BodyCare, Inc., a Nevada Corporation (“RBC”) to Clinton H. Howard (“Howard”) and My Garden, Ltd., a Texas limited partnership (“MGL”).

R E C I T A L S

(a). On or about August 21, 2000, RBC entered into a Purchase and Sale Agreement, as amended (the “Contract”) with CIIF Associates II Limited Partnership (“CIIF”), to acquire from CIIF improved real property described on Exhibit A attached hereto and incorporated herein (the “Property”), for a total purchase price of $3,400,000. CIIF agreed to finance the sum of $250,000 thereof, based upon the full recourse guaranty of Howard and/or MGL of such amount (the “CIIF Guaranty”) and the pledge by MGL to CIIF of shares of stock in RBC (the “CIIF Pledge”).

(b). In order for RBC to acquire the Property, Allstate Life Insurance Company (“Allstate”) has agreed to loan the sum of $3,000,000 to RBC, secured by a first lien deed of trust and other documents encumbering the Property, based, in part, upon Howard’s execution and delivery of a Mortgage Note to Allstate, as a co-maker with RBC (the “Allstate Note”).

(c). Compass Bank, N.A. (“Compass”) has agreed to additionally loan a sum not to exceed $350,000 to RBC, secured, in part, by the full recourse guaranty of Howard (the “Compass Guaranty”).

(d). To induce Howard to execute the CIIF Guaranty (if applicable) and Compass Guaranty, and execute the Allstate Note, and to induce MGL to execute the CIIF Guaranty (if applicable) and pledge RBC shares as required in the CIIF Pledge, RBC has offered to compensate Howard as hereinafter provided, and to fully indemnify Howard and MGL (the “Indemnified Parties”) from any loss, claim, damage, or expense.

NOW THEREFORE, FOR A VALUABLE CONSIDERATION, the receipt and sufficiency of which is expressly acknowledged, RBC, for itself and its successors and assigns, agrees, acknowledges, warrants and covenants to the Indemnified Parties, Howard’s spouse, estate and heirs, and each of their respective successors and assigns, as follows:

1.

Compensation. If Howard’s employment with RBC is terminated for any reason (the “Employment Termination Date”), or if Howard’s annual compensation paid or payable by RBC is reduced for any reason to a sum that is less than the amount of annual compensation paid to Howard as of the Effective Date (the “Compensation Reduction Date”), then immediately upon the earlier of the Employment Termination Date and the Compensation Reduction Date, and on each consecutive annual anniversary of such date (each of such dates is an “Anniversary Date”), RBC shall pay to Howard or his estate, as applicable, a sum equal to one-half of one percent (0.50%) of the then-outstanding balance on each Anniversary Date, of principal and all accrued interest and other amounts owing by RBC to CIIF, Allstate and Compass, their successors and assigns, with respect to the purchase by RBC of the Property and the partial financing of the acquisition price by CIIF, Allstate and Compass (the “Howard Compensation”). RBC shall prepare and submit to Howard, together with each annual installment payment, an accounting of the amount of principal and interest that is owing as of each Anniversary Date; such accounting shall be executed by the chief financial officer of RBC. The Howard Compensation shall be due and payable without advance notice or demand, and if the Howard Compensation is not actually received by Howard at his address hereinafter stated, within ten (10) days after RBC’s receipt of written demand thereof, such installment shall accrue interest at the rate of twelve percent (12%) per annum until paid in full.

2.	Indemnity. The Indemnified Parties agree that they shall not cause a default with regard to the loans identified above, owing by RBC to CIIF, Allstate and Compass (collectively, the “Lenders”). Subject to and induced by the foregoing, RBC does fully and completely indemnify and hold harmless the Indemnified Parties, Howard’s spouse, estate and heirs, and each of their respective successors and assigns from any and all demands, claims, expenses, payments, attorneys fees, court costs, interest payments, principal payments, late charges, penalties, fines, post-default interest, tax payments, and every other fee, sum, cost, amount paid or payable by the Indemnified Parties to all or any of the Lenders, or to any creditor of RBC (the “Indemnity”), by virtue of and relative to the CIIF Guaranty, CIIF Pledge, Allstate Note and Compass Guaranty (collectively, the “RBC Obligations”). If RBC fails to pay, and the Indemnified Parties consequently pay any sum, as and when due and in accordance with the terms of the RBC Obligations, to any of the Lenders or other third parties on behalf of RBC and due to the RBC Obligations, then the Indemnified Parties shall promptly issue written notice thereof to RBC at its address hereinafter stated. Reasonable evidence of the Indemnified Parties’ payment shall accompany such notice. RBC shall reimburse the respective Indemnified Parties, in full, for each and all amounts so paid by the Indemnified Parties, respectively, within fifteen (15) days after RBC’s receipt of the Indemnified Parties’ notice and evidence of payment. If such reimbursement is not actually received by the Indemnified Parties at their respective addresses hereinafter stated, within fifteen (15) days after RBC’s receipt of written demand thereof together with reasonable evidence of the Indemnified Parties’ payment, such amount shall accrue interest at the rate of twelve percent (12%) per annum until paid in full.

3.	Security. As security for the Indemnity, RBC shall on the date hereof execute and deliver to the Indemnified Parties a Deed of Trust to Secure Indemnification Agreement (the “IP Deed of Trust”) subordinate and inferior to the Deed of Trust and security instruments of Allstate, therein containing a power of sale in accordance with Texas law. RBC shall pay for all attorney’s fees and costs incurred by the Indemnified Parties to prepare this Agreement and the IP Deed of Trust; further, RBC shall furnish to the Indemnified Parties a mortgagee title policy in form and content reasonably satisfactory to the Indemnified Parties, at the expense of RBC, in the amount of $3,600,000, to be delivered to the Indemnified Parties promptly after RBC’s acquisition of the Property.

4.	Corporate Approval. By execution hereof, RBC warrants and represents to the Indemnified Parties that RBC has obtained approval for RBC to execute and perform the terms of this Agreement and the IP Deed of Trust.

5.

Amendment. RBC shall not extend or increase the amounts of the Allstate Note, CIIF loan or Compass loan, or any other indebtedness owing by RBC to Allstate, CIIF or Compass, without the prior written consent of the Indemnified Parties. The Indemnified Parties agree that they will not extend or increase the amounts of the Allstate Note, CIIF Guaranty and Compass Guaranty, or any other indemnity obligation hereunder, without the prior written consent of RBC.

6.	Default. RBC’s default hereof shall entitle the Indemnified Parties to exercise such rights and remedies as the Indemnified Parties may be entitled pursuant to Texas law, in addition to the rights and remedies conferred by the IP Deed of Trust.

7.	Waiver. Except as provided herein and in the IP Deed of Trust, RBC waives all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

8.	Interest. Interest on any amounts owing to the Indemnified Parties will not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited to RBC or, if that has been paid, refunded. This provision overrides any conflicting provisions in this and all other instruments concerning this Agreement.

9.	Addresses; Notices. All notices shall be in writing, sent to the addresses provided for RBC and the Indemnified Parties below, by overnight courier service with proof of receipt, or by certified or registered pre-paid mail, return receipt requested, and shall be deemed to be effective upon receipt or refusal to accept receipt. Any party may change its address by issuing written notice thereof to the other party, in compliance with this section.

10.	Choice of Law. Texas law shall govern this transaction; venue for all disputes shall be solely in Dallas County, Texas.

IN WITNESS WHEREOF, this Agreement has been executed in Dallas County, Texas, as of the Effective Date.

	Royal BodyCare, Inc.,		Indemnified Parties:
a Nevada Corporation (“RBC”)

By:	/s/ Steven E. Brown		/s/ Clinton H. Howard
Name:	Steven E. Brown		Clinton H. Howard (“Howard”)
Title:	Vice President	Address:	3917 Fox Glen Drive
Irving, Texas 75062
Address:	2301 Crown Court Irving, Texas 75038

My Garden, Ltd. (“MGL”)

		By:	/s/ Clinton H. Howard
Clinton H. Howard, Managing Partner

		Address:	3917 Fox Glen Drive
Irving, Texas 75062

STATE OF TEXAS

COUNTY OF DALLAS

This instrument was acknowledged before me on March 13th, 2001, by Clinton H. Howard.

/s/ Diane L. Fought
Notary Public’s Signature

Notary’s Printed Name:

My Commission Expires:	[SEAL]

STATE OF TEXAS

COUNTY OF DALLAS

This instrument was acknowledged before me on March 13, 2001, by Clinton H. Howard, Managing Partner of My Garden, Ltd., a Texas limited partnership, on behalf of said partnership.

/s/ Diane L. Fought
Notary Public’s Signature

Notary’s Printed Name:

My Commission Expires:	[SEAL]

STATE OF TEXAS

COUNTY OF DALLAS

This instrument was acknowledged before me on March 13th, 2001, by Steven E. Brown, Vice President of Royal BodyCare, Inc., a Nevada corporation, on behalf of said corporation.

/s/ Diane L. Fought
Notary Public’s Signature

Notary’s Printed Name:
My Commission Expires:	[SEAL]

EXHIBIT A

PROPERTY DESCRIPTION

Lot 1 in Block 4, LAS COLINAS, WALNUT HILL DISTRIBUTION CENTER, FOURTH INSTALLMENT, an Addition to the City or Irving, Dallas County, Texas, according to the plat recorded in Volume 77097, Page 406, of the Deed Records of Dallas County, Texas.

Deed of Trust to Secure Indemnification Agreement

Terms

Date:	March 16, 2001

Grantor:	Royal BodyCare, Inc., a Nevada Corporation

Grantor’s Mailing Address:	2301 Crown Court Irving, Dallas County Texas 75038

Trustee:	Stuart A. Lautin

Trustee’s Mailing Address:	15851 Dallas Parkway, Suite 1001 Addison, Dallas County Texas 75001

Beneficiaries:	Clinton H. Howard and My Garden, Ltd., a Texas limited partnership

Beneficiaries’ Mailing Address:	2301 Crown Court Irving, Dallas County Texas 75038

Obligation

Indemnity:	The Obligations of Grantor to Beneficiaries pursuant to that certain Indemnification Agreement of even date herewith

Date:	Even Date Hereof

Property (including any improvements):	Attached hereto and incorporated herein as Exhibit A.

Prior Liens:	Deed of Trust, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing (the “Allstate Deed of Trust”), securing a mortgage note in the original amount of $3,000,000, executed by Grantor to Robin R. Green, Trustee for the benefit of Allstate Life Insurance Company (“Allstate”), beneficiary, dated on even date herewith, recorded in the Deed of Trust Records of Dallas County, Texas, further secured by a Warranty Deed with Vendor’s Lien and Assignment of Leases and Rents each dated on even date herewith and recorded in the Deed and Deed of Trust Records of Dallas County, Texas, as applicable.

Other Exceptions to Conveyance and Warranty:

Attached hereto and incorporated herein as Exhibit B.

Subject to the Prior Liens and the Other Exceptions to Conveyance and Warranty, for value received and to secure the Obligation, Grantor conveys the Property to Trustee in trust. Grantor warrants and agrees to defend the title to the Property, subject to the Prior Liens and the Other Exceptions to Conveyance and Warranty. On satisfaction and release of the Obligation, this deed of trust will have no further effect, and Beneficiaries will release it at Grantor’s expense.

Clauses and Covenants

A. Grantor’s Obligations

Grantor agrees to—

1. keep the Property in good repair and condition;

2. pay all taxes and assessments on the Property before delinquency;

3. subject to the Prior Liens and the Other Exceptions to Conveyance and Warranty, defend title to the Property and preserve the lien’s priority as it is established in this deed of trust;

4. maintain, in a form acceptable to Beneficiaries, an insurance policy that—

a. covers all improvements for their full insurable value as determined when the policy is issued and renewed, unless Beneficiaries approve a smaller amount in writing;

b. contains an 80 percent coinsurance clause;

c. provides fire and extended coverage, including windstorm coverage;

d. protects Beneficiaries with a standard mortgage clause;

e. provides flood insurance at any time the Property is in a flood hazard area; and

f. contains such other coverage as Beneficiaries may reasonably require; provided, however, that Beneficiaries agree that casualty insurance acceptable to Allstate, its successors and assigns, will satisfy the foregoing requirements.

5. comply at all times with the requirements of the 80 percent coinsurance clause;

6. deliver the insurance policy to Beneficiaries within ten days of the date of this deed of trust and deliver renewals to Beneficiaries at least fifteen days before expiration;

7. obey, in all material respects, all laws, ordinances, and restrictive covenants applicable to the Property;

8. keep any buildings occupied as required by the insurance policy; and

9. pay or cause to be paid, in accordance with their respective terms, the CIIF Debt, as hereinafter defined, and all debts owing by RBC under the above-described loans to Allstate and Compass Bank, N.A. (“Compass”), and each of their successors and assigns, and abide by or cause to be abided, in all material respects, by all Prior Lien instruments, the failure of which will, if such failure continues for fifteen (15) or more days following written notice thereof, be an event of default hereof, at the election of Beneficiaries. If default occurs in payment by Grantor to CIIF (as hereinafter defined), Allstate or Compass, or their successors and assigns, of any part of principal or interest under the above-described loans, or in observance of any covenants of the deed of trust securing the indebtedness owing to Allstate as stated above, and if such failure continues for fifteen (15) or more days following written notice thereof, this deed of trust will immediately become payable at the option of Beneficiaries.

B. Beneficiaries’ Rights

1. Beneficiaries may appoint in writing a substitute trustee, succeeding to all rights and responsibilities of Trustee.

2. If any funds are paid by Beneficiaries as and when due in accordance with the terms of the Indemnification Agreement, due to Beneficiaries’ obligations to: (i) CIIF Associates II Limited Partnership (“CIIF”) pursuant to the Guaranty executed by one or both of the Beneficiaries to CIIF on even date hereof, therein securing payment to CIIF of a Promissory Note executed by Grantor on even date hereof in the original principal amount of $250,000 (the “CIIF Debt”); (ii) Allstate; or (iii) Compass, or any of their respective successors and assigns, then Beneficiaries are subrogated to all the rights and liens of the holders of any debt so paid.

3. If Grantor fails to perform any of Grantor’s obligations provided in this Deed of Trust (collectively, the “Grantor Responsibilities”), Beneficiaries may perform, if such failure continues for fifteen (15) or more days following written notice thereof, all or any portion of the Grantor Responsibilities and be reimbursed by Grantor on demand for any amounts so paid, including attorney’s fees, plus interest on those amounts from the dates of payment at the rate of twelve percent (12%) per annum. The amount to be reimbursed will be secured by this deed of trust.

4. If Grantor fails to perform any of Grantor’s Responsibilities and the default continues after fifteen (15) days written notice of the default and opportunity to cure the default, Beneficiaries may—

a. direct Trustee to foreclose this lien, in which case Beneficiaries or Beneficiaries’ agent will cause notice of the foreclosure sale to be given as provided by the Texas Property Code as then in effect; and

b. purchase all or any portion of the Property at any foreclosure sale.

5. Beneficiaries may remedy any default without waiving it and may waive any default without waiving any prior or subsequent default.

C. Trustee’s Rights and Duties

If directed by Beneficiaries to foreclose this lien, Trustee will—

1. either personally or by agent give notice of the foreclosure sale as required by the Texas Property Code as then in effect;

2. sell and convey all or part of the Property “AS IS” to the highest bidder for cash with a special warranty binding Grantor, subject to the Prior Liens and to the Other Exceptions to Conveyance and Warranty and without representation or warranty, express or implied, by Trustee;

3. from the proceeds of the sale, pay, in this order—

a. expenses of foreclosure, including a reasonable commission to Trustee;

b. to Beneficiaries, the full amounts paid by Beneficiaries to cure the Grantor Responsibilities;

c. any amounts required by law to be paid before payment to Grantor; and

d. to Grantor, any balance; and

4. be indemnified by Beneficiaries and Grantor against all costs, expenses, and liabilities actually and reasonably incurred by Trustee for acting in the execution or enforcement of the trust created by this deed of trust, which includes all court and other costs, including actual and reasonable attorney’s fees, incurred by Trustee in defense of any action or proceeding taken against Trustee in that capacity.

D. General Provisions

1. If any of the Property is sold under this deed of trust, Grantor must immediately surrender possession of such Property or portion thereof to the purchaser. If Grantor fails to do so, Grantor will become a tenant at sufferance of the purchaser, subject to an action for forcible detainer.

2. Recitals in any trustee’s deed conveying the Property will be presumed to be true.

3. Proceeding under this deed of trust, filing suit for foreclosure, or pursuing any other remedy will not constitute an election of remedies.

4. This lien will remain superior to liens later created even if the time of payment of all or part of the Obligation is extended or part of the Property is released.

5. If any portion of the Obligation cannot be lawfully secured by this deed of trust, payments will be applied first to discharge that portion.

6. Subject to and subordinate to the Prior Liens and Other Exceptions to Conveyance and Warranty, Grantor assigns to Beneficiaries absolutely, not only as collateral, all present and future rent and other income and receipts from the Property, Subject to and subordinate to the Prior Liens and Other Exceptions to Conveyance and Warranty, Grantor warrants the validity and enforceability of the assignment. Grantor may as Beneficiaries’ licensee collect rent and other income and receipts from the Property as long as Grantor is not in default under the Grantor Responsibilities or this deed of trust. Grantor will, to the extent of the installments then due and payable with respect to the Grantor Responsibilities, apply all rent and other income and receipts to the Grantor Responsibilities and performance of this deed of trust, but if the rent and other income and receipts from the Property exceed the amount of the payment installments then due under the Grantor Responsibilities and this deed of trust, Grantor may retain the excess. If Grantor defaults in payment of the Grantor Responsibilities or performance of this deed of trust, then so long as such default is continuing. Beneficiaries may suspend Grantor’s license to collect rent and other income and then as Grantor’s agent may rent the Property and collect all rent and other income and receipts therefrom during such period. Beneficiaries neither have nor assumed any obligations as lessor or landlord with respect to any occupant of the Property. Beneficiaries may exercise Beneficiaries’ rights and remedies under this paragraph without taking possession of the Property. Beneficiaries will apply all rent and other income and receipts collected under this paragraph first to expenses actually and reasonably incurred in exercising Beneficiaries’ rights and remedies hereunder and then to Grantor’s obligations under the Grantor Responsibilities and this deed of trust in the order determined by Beneficiaries. Beneficiaries are not required to act under this paragraph, and acting under this paragraph does not waive any of Beneficiaries’ other rights or remedies. If Grantor becomes a voluntary or involuntary debtor in bankruptcy, Beneficiaries’ filing a proof of claim in bankruptcy will be deemed equivalent to the appointment of a receiver under Texas law.

7. Interest on the debt secured by this deed of trust will not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess will be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides any conflicting provisions in this and all other instruments concerning the debt.

8. In no event may this deed of trust secure payment of any debt that may not lawfully be secured by a lien on real estate or create a lien otherwise prohibited by law.

9. When the context requires, singular nouns and pronouns include the plural.

10. This deed of trust also secures payment of any debt that Grantor may subsequently owe to Beneficiaries and that arises while Grantor owns the Property.

11. The term Obligation includes all extensions and renewals of the Obligation and all amounts secured by this deed of trust.

12. This deed of trust binds, benefits, and may be enforced by the successors in interest of all parties.

13. If Grantor and Borrower are not the same person, the term Grantor includes Borrower.

14. Except as otherwise provided herein and in the Indemnification Agreement, Grantor and each surety, endorser, and guarantor of the Obligation waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

15. Grantor agrees to pay reasonable attorney’s fees, trustee’s fees, and court and other costs of enforcing Beneficiaries’ rights under this deed of trust if this deed of trust is placed in the hands of an attorney for enforcement, if Beneficiaries prevail.

16. If any provision of this deed of trust is determined to be invalid or unenforceable, the validity or enforceability of any other provision will not be affected.

17. Except for the Prior Liens, Grantor agrees not to grant any lien or security interest in the Property or to permit any junior encumbrance to be recorded or any claim to otherwise become an encumbrance against the Property. If an involuntary encumbrance is filed against the Property, Grantor agrees, within thirty days, to either remove the involuntary encumbrance or provide a bond acceptable to Beneficiaries against the involuntary encumbrance.

18. Notwithstanding anything contained to the contrary in this deed of trust, Beneficiaries hereby agree that: (a) in no event shall the total amount of debt secured by this deed of trust when added to the then-outstanding amount secured under the Allstate Deed of Trust exceed $3,000,000; (b) all of the liens, security interests, terms, covenants and conditions of this deed of trust shall at all times be wholly subordinate to the liens, security interests, terms, covenants and conditions of the Allstate loan and any and all advances (whether or not obligatory) advanced or incurred in accordance therewith; and (c) all amounts due Beneficiaries under this deed of trust (including interest and/or principal payments or prepayments, assignments of leases and rents, rights with respect to insurance proceeds and condemnation awards, advances and expenses with interest), are hereby and shall at all times continue to be expressly subject and subordinate in right of payment to the indebtedness of the Grantor evidenced by the Allstate loan documents and any and all advances (whether or not obligatory) advanced or incurred in accordance therewith. Beneficiaries acknowledge that the disbursement of the sums described in the Allstate loan documents may increase the indebtedness secured by the Allstate loan documents above the original principal amount thereof.

19. Grantor represents that this deed of trust and Obligation are given to secure Grantor’s obligations under the Indemnification Agreement.

Royal BodyCare, Inc., a Nevada Corporation
(“Grantor”)

By:	/s/ Steven E. Brown
Name:	Steven E. Brown
Title:	Vice President

STATE OF TEXAS

COUNTY OF DALLAS

This instrument was acknowledged before me on March 13, 2001, by Steven E. Brown, Vice President of Royal BodyCare, Inc., a Nevada corporation, on behalf of said corporation.

/s/ Diane L. Fought
Notary Public’s Signature

Notary’s Printed Name:

My Commission Expires:

[SEAL]

EXHIBIT A

PROPERTY DESCRIPTION

Lot 1 in Block 4, LAS COLINAS, WALNUT HILL DISTRIBUTION CENTER, FOURTH INSTALLMENT, an Addition to the City of Irving, Dallas County, Texas, according to the plat recorded in Volume 77097, Page 406, of the Deed Records of Dallas County, Texas.

EXHIBIT B

OTHER EXCEPTIONS TO CONVEYANCE AND WARRANTY

1.	Restrictive Covenants recorded in: (i) Volume 73166, Page 1001; (ii) Volume 77154, Page 1096; (iii) Volume 79122, Page 749; (iv) Volume 82071, Page 3244; (v) Volume 84213, Page 2741; and (vi) Volume 75073, Page 494, refiled in Volume 75105, Page 856, Real Property Records of Dallas County, Texas;

2.	Standby fees, taxes and assessments by any taxing authority for the year 2001;

3.	Utility easement, 15 feet in width, located along the south, east and west property line, as reflected by the plat recorded in Volume 77097, Page 406, Map Records of Dallas County, Texas, as shown on survey dated February 7, 2001, by James L. Brittain, RPLS # 1674, of Brittain and Crawford, Job/Project 98 – 07 – 00181;

4.	Annual and Special Assessments and/or Maintenance Charges for Capital Improvements, reserved in Volume 73166, Page 1001, of the Real Property Records of Dallas County, Texas;

5.	Order Adopting Airport Zoning Regulations of the Dallas-Fort Worth Regional Airport, Ordinance No. 71-100, imposed by the Joint Airport Zoning Board of the Dallas-Fort Worth Regional Airport, filed September 2, 1982, recorded in Volume 82173, Page 0178, Real Property Records of Dallas County, Texas;

6.	Terms and conditions of Avigation Release, as reflected by the plat recorded in Volume 77097, Page 406, Map Records of Dallas County, Texas; and

7.	Building set back line, 30 feet from the east property line and a portion of the south property line, as shown by plat recorded in Volume 77097, Page 406, Map Records of Dallas County, Texas, as shown on survey dated February 7, 2001, by James L. Brittain, RPLS # 1674, of Brittain and Crawford, Job/Project 98 – 07 – 00181.

After recordation, return to:

Stuart A. Lautin

Higiet Lautin Foxman & McKinney, PC

15851 Dallas Parkway, Suite 1001

Addison, Texas 75001

/s/ [GRAPHIC APPEARS HERE]
Stewart Title North Texas
1717 Main St., Suite 3500	[SEAL]
Dallas, Texas 75201
Phone: (214) 220-2060	[SEAL]

MAR 16 2001

/s/ [GRAPHIC APPEARS HERE]
COUNTY CLERK, Dallas County, Texas

Appendix C

COMPANY GUARANTEES

Appendix C

Royal BodyCare, Inc.

Notes Guaranteed by Clinton H. Howard

As of July 31, 2003

Description	Balance July 31, 2003
Mortgage note payable to Allstate Insurance Company dated March 16, 2001		$2,811,230
Note payable to CIIF Associates II Limited Partnership dated March 16, 2001		$124,297
Note payable to Compass Bank dated August 20, 2002		$198,846
Note payable to Compass Bank dated July 3, 2000		$22,460
U.S. Small Business Administration note dated July 31, 1998		$222,303
Bank of America line of credit dated March 19, 1998		$100,000
TD Canada Trust line of credit dated May 28, 2003	$	- 0 -

APPENDIX D

PATENT FILING NOTICE

[GRAPHIC APPEARS HERE]

UNITED STATES PATENT AND TRADEMARK OFFICE

COMMISSIONER FOR PATENTS

UNITED STATES PATENT AND TRADEMARK OFFICE

WASHINGTON, D.C. 20231

www.uspto.gov

APPLICATION NUMBER	FILING DATE	GRP ART UNIT	FIL FEE RECD	ATTY. DOCKET. NO	DRAWINGS	TOT CLAIMS	IND CLAIMS
10/116,371	04/04/2002	1754	736	AROYL.0023	13	42	7

CONFIRMATION NO. 1467

FILING RECEIPT

22858

CARSTENS YEE & CAHOON, LLP

P O BOX 802334

DALLAS, TX 75380

Date Mailed: 05/03/2002

Receipt is acknowledged of this nonprovisional Patent Application. It will be considered in its order and you will be notified as to the results of the examination. Be sure to provide the U.S. APPLICATION NUMBER, FILING DATE, NAME OF APPLICANT, and TITLE OF INVENTION when inquiring about this application. Fees transmitted by check or draft are subject to collection. Please verify the accuracy of the data presented on this receipt. If an error is noted on this Filing Receipt, please write to the Office of Initial Patent Examination’s Filing Receipt Corrections, facsimile number 703-746-9195. Please provide a copy of this Filing Receipt with the changes noted thereon. If you received a “Notice to File Missing Parts” for this application, please submit any corrections to this Filing Receipt with your reply to the Notice. When the USPTO processes the reply to the Notice, the USPTO will generate another Filing Receipt incorporating the requested corrections (if appropriate).

Applicant(s)

                Clinton H. Howard, Irving, TX;

Domestic Priority data as claimed by applicant

Foreign Applications

If Required, Foreign Filing License Granted 05/03/2002

Projected Publication Date: 10/09/2003

Non-Publication Request: No

Early Publication Request: No

** SMALL ENTITY **

Title

                Methods of using silica hydride mineral

Preliminary Class

                            423